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                                                                     Exhibit 5.1

                               QUARLES & BRADY LLP
                             411 E. WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202

                                                            September 30, 2002

The Manitowoc Company, Inc.
500 South 16th Street
Manitowoc, Wisconsin  54221

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as counsel to The Manitowoc Company, Inc., a Wisconsin corporation, (the "Company"), and the subsidiary guarantors listed on Exhibit A hereto (the "Guarantors") in connection with the registration statement on Form S-4 (the "Registration Statement") being filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), to register up to $175,000,000 aggregate principal amount of the Company's 10 1/2% Senior Subordinated Notes due August 1, 2012 (the "Exchange Notes") to be issued in an exchange offer for the $175,000,000 aggregate principal amount of the Company's outstanding 10 1/2% Senior Subordinated Notes due August 1, 2012 (the "Original Notes"). The Original Notes and the Exchange Notes are referred to herein collectively as the "Notes." Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired.

     The Original Notes were and the Exchange Notes will be issued pursuant to an Indenture dated as of August 8, 2002 by and among the Company, the Guarantors, and BNY Midwest Trust Company, as Trustee (the "Indenture"), pursuant to which the Guarantors agreed to guarantee the Notes (the "Guarantees"). The Original Notes were issued and sold on August 8, 2002 to Deutsche Bank Securities, Credit Suisse First Boston, Lehman Brothers, JPMorgan, Banc One Capital Markets, Inc., and Fleet Securities, Inc., the initial purchasers thereof (the "Initial Purchasers"), without registration under the Act, and were offered and sold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A or Regulation S under the Act. In connection with the offer and sale of the Original Notes, the Company entered into a Registration Rights Agreement dated as of August 8, 2002 with the Initial Purchasers (the

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"Registration Rights Agreement"), providing for the registration or exchange of the Original Notes. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

     We have examined (i) the Registration Statement; (ii) the Company's Articles of Incorporation and Bylaws, as amended to date; (iii) the Indenture;
(iv) the Registration Rights Agreement; (v) the preliminary offering circular, the final offering circular and the purchase agreement relating to the issuance and sale of the Original Notes; (vi) certificates of public officials and of officers and representatives of the Company, the Guarantors, and the Trustee;
(vii) corporate proceedings of the Company and the Guarantors relating to the Registration Statement, the Registration Rights Agreement, the Indenture and the transactions contemplated thereby; and (viii) such other documents and such matters of law as we have deemed necessary in order to render this opinion.

     On the basis of and subject to the foregoing, we advise you that, in our opinion, the Exchange Notes and the Guarantees thereof have been duly authorized and, upon execution, authentication, issuance and delivery pursuant to the Indenture and the Registration Rights Agreement, the Exchange Notes and the Guarantees thereof will constitute valid and binding obligations of the Company and the Guarantors, respectively, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (c) the qualification that the remedy of specific performance and injunctive or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Quarles & Brady LLP

                                          Quarles & Brady LLP

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                             Exhibit A "Guarantors"


Marinette Marine Corporation
Manitowoc Foodservice Companies, Inc.
Manitowoc Crane Companies, Inc
Manitowoc FP, Inc.
Manitowoc CP, Inc.
Diversified Refrigeration, Inc.
KMT Refrigeration, Inc.
Hartford Duracool, LLC
KMT Sales Corp.
Manitowoc Beverage Systems, Inc.
Manitowoc Equipment Works, Inc.
Manitowoc Ice, Inc.
SerVend International, Inc.
SerVend Sales Corp.
Femco Machine Company, Inc.
Manitowoc Cranes, Inc.
Manitowoc MEC, Inc.
Manitowoc Re-Manufacturing, Inc.
North Central Crane & Excavator Sales Corp.
West-Manitowoc, Inc.
Environmental Rehab, Inc.
Manitowoc Crane & Shovel Sales Corp.
Manitowoc Western Company
Manitowoc Marine Group, LLC
Potain Corporation
Multiplex Company, Inc.
Grove Investors, Inc.
Grove Holdings, Inc.
Grove Worldwide, Inc.
Grove U.S. LLC
Crane Acquisition Corp.
Crane Holding Inc.